J.C. MCFARLAND JOINS SEARCHLIGHT MINERALS CORP.
BOARD OF DIRECTORS

HENDERSON, Nevada (May 3, 2010) — Searchlight Minerals Corp. (OTC BB: SRCH) (the “Company”), a minerals exploration company focused on the acquisition and development of projects in the southwestern United States, today announced that J.C. “Mac” McFarland has joined the Company’s Board as an Independent Director.  Mr. McFarland will serve as a member of the Company’s Audit and Compensation Committees.

“Mac McFarland is an accomplished executive with a strong record of building resource companies from start-up through periods of rapid growth,’” stated Ian McNeil, Chief Executive Officer of Searchlight Minerals Corp.  “Along with his extractive industry experience, Mac has a strong background in accounting and compliance matters, and he has served as a Director of several publicly-traded firms, including his current position on the Board of a NYSE-listed oil and gas company.”

“As an Independent Director, Mac’s extensive financial and regulatory experience will bolster the strength of our Audit and Compensation Committees,” added McNeil.  “We intend to expand our Board further, and one of our near-term goals is to add an Independent Director with a strong background in the mining industry.”

Mr. McFarland, Principal of McFarland Advisors, Inc. and a licensed Certified Public Accountant, who has elected inactive status, is fully qualified as a “Financial Expert” in accordance with SEC and exchange listing Audit Committee requirements.  He currently serves as Director, Chairman of the Audit Committee and Member of the Compensation Committee for Venoco, Inc. (NYSE: VQ), an independent oil and gas company with properties primarily in California.

He served as Chairman and Chief Executive Officer of McFarland Energy, Inc. from 1986 until the company was acquired by Monterey Resources, Inc. in July 1997.  Mr. McFarland served as a Director, Chairman of the Audit Committee and Member of the Compensation Committee at NYSE-listed Huntway Refining Company from 1998 until the company’s acquisition by Valero Refining in June 2001.  He is also a former Director of Gotland Oil, Inc.

Mr. McFarland’s educational background includes a B.S. Degree in Business Administration (Finance and Accounting) from the University of California, Berkeley, along with graduate programs in management and finance at Harvard and Stanford Universities.

About Searchlight Minerals Corp.

Searchlight Minerals Corp. is an exploration stage company engaged in the acquisition and exploration of mineral properties and slag reprocessing projects. The Company holds interests in two mineral projects:  (i) the Clarkdale Slag Project, located in Clarkdale, Arizona, which is a reclamation project to recover precious and base metals from the reprocessing of slag produced from the smelting of copper ore mined at the United Verde Copper Mine in Jerome, Arizona; and (ii) the Searchlight Gold Project, which involves exploration for precious metals on mining claims near Searchlight, Nevada.  The Clarkdale Slag Project is the more advanced of two ongoing projects that the Company is pursuing.  The Searchlight Gold Project is an early-stage gold exploration endeavor on 3,200 acres located approximately 50 miles south of Las Vegas, Nevada.

Searchlight Minerals Corp. is headquartered in Henderson, Nevada, and its common stock is listed on the OTC Bulletin Board under the symbol “SRCH.” Additional information is available on the Company's website at www.searchlightminerals.com and in the Company’s filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements. Statements in this Press Release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” in the Company’s periodic filings with the Commission.  When used in this Press Release in discussing the recent developments on the Project, including, without limitation, the resolution of certain issues relating to the operation of the production module, the words such as “believe,” “could,” “may,” “expect” and similar expressions are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to technical issues on the Project that may affect the production module and its primary process components, challenges in moving from pilot plant scale to production scale, the risk that actual recoveries of base and precious metals or other minerals re-processed from the slag material at the Clarkdale site will not be economically feasible, uncertainty of estimates of mineralized material, operational risk, the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned mineral recovery programs, the risk that actual capital costs, operating costs and economic returns may differ significantly from the Company’s estimates, uncertainty whether the results from the Company’s feasibility studies and the results from the operation of the production module are not sufficiently positive for the Company to proceed with the construction of its processing facility, operational risk, the impact of governmental and environmental regulation, financial risk, currency risk volatility in the prices of precious metals and other statements that are not historical facts as disclosed under the heading “Risk Factors” in the Company’s periodic filings with securities regulators in the United States.  Consequently, risk factors including, but not limited to the aforementioned, may result in significant delays to the projected or anticipated production target dates.

Contact Information:

Carl Ager, Vice President at (702) 939-5247 or via email at ir@searchlightminerals.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com